EXHIBIT 10.2
Execution Copy
AMENDMENT TO CREDIT AGREEMENT
     THIS AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is executed and delivered as of this 8th day of August 2007 among LASALLE BANK NATIONAL ASSOCIATION, as administrative agent (the “Administrative Agent”), the financial institutions party hereto (the “Lenders”), AKORN, INC., a Louisiana corporation (“Akorn”) and AKORN (NEW JERSEY), INC., an Illinois corporation (“Akorn New Jersey”).
W I T N E S S E T H :
     A. The Administrative Agent, Akorn, Akorn New Jersey and the Lenders entered into a Credit Agreement dated as of October 7, 2003 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used but not defined herein shall have the meanings attributed to them in the Credit Agreement.
     B. The Companies have requested that the Administrative Agent and the Required Lenders consent to certain terms of the Credit Agreement, subject to the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto hereby agree as follows:
     1. Amendment. Upon the Effective Date (as defined below), the Credit Agreement shall be amended as follows:
     (a) Borrowing Base. The definition of “Borrowing Base” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
Borrowing Base means an amount equal to the total of (a) 80% of the unpaid amount (net of (i) such reserves and allowances as the Administrative Agent deems necessary in its reasonable discretion and (ii) liabilities and reserves for chargebacks, returns, rebates and discounts) of all Eligible Accounts plus (b) the lesser of (i) 65% of the value of all Eligible Inventory valued at the lower of cost or market or (ii) $7,500,000 plus (c) the Adjusted Forced Liquidation Value (net of such reserves and allowances as the Administrative Agent deems necessary in its reasonable discretion).
     (b) EBITDA. The definition of “EBITDA” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
EBITDA means, for any period, Consolidated Net Income for such period plus (a) to the extent deducted in determining such Consolidated Net Income, Interest Expense, income tax expense, depreciation and amortization for such period plus (b) solely for the purposes of determining EBITDA for the Fiscal Year 2003, the Decatur Add Back and the Refinancing Expense Add Back plus (c) solely for determining EBITDA for the Computation Periods ending December 31, 2005 and March 31, 2006, research and development expenditures during such Computation Periods in an amount not to exceed $3,000,000 plus (d) solely for determining EBITDA for the Computation Periods ending December 31, 2006 and March 31, 2007 (but subject to the condition that the Companies have Cash Equivalent Investments at all times during each such applicable Computation Period equal to or in excess of $5,000,000), research and development expenses during such Computation Period in an amount not to exceed $10,000,000 plus (e) solely for determining EBITDA for the Computation Period ending June 30, 2007 and each Computation Period thereafter, research and development expenditures actually made during such Computation Period in an amount not to exceed $15,000,000, so long as the Companies have Cash Equivalent Investments (exclusive of any Cash Equivalent Investments attributable to or representing the proceeds of Revolving Loans) at all times during each such applicable Computation Period equal to or in excess of (x) if there were no Revolving Loans outstanding during such Computation Period, $5,000,000, or (y) otherwise, the greater of (i) $5,000,000 and (ii) 50% of the amount added pursuant to this clause (e).
     (c) Revolving Commitment Amount. The definition of Revolving Commitment Amount set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
     Revolving Commitment Amount means $10,000,000, as reduced or increased from time to time pursuant to Section 6.1 or 6.4.
     (d) Commitment Increase. The following is added to the Credit Agreement as Section 6.5:
     “6.5 Increase in Commitments.
6.5.1 Provided there exists no Unmatured Event of Default or Event of Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Companies may from time to time request an increase in the Revolving Commitment Amount by an amount (for all such requests) not exceeding $10,000,000; provided that (i) the Revolving Commitment may not exceed $20,000,000; and provided further that any such request for an increase shall be in a minimum amount of $5,000,000 and in multiples of $5,000,000 in excess thereof and (ii) the Companies may not request more than two increases. At the time of sending such notice, Companies (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond

(which shall in no event be less than twenty Business Days from the date of delivery of such notice to the Lenders).
6.5.2 Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Commitment Amount and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Commitment Amount.
6.5.3 The Administrative Agent shall notify the Companies and each Lender of the Lenders’ responses to each request made hereunder. If the Lenders do not agree to the full amount of a requested increase, subject to the approval of the Administrative Agent and the Issuing Lender (which approvals shall not be unreasonably withheld), the Companies may also invite additional Persons to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.
6.5.4 If the Revolving Commitment Amount is increased in accordance with this Section, the Administrative Agent and the Companies shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Companies and the Lenders of the final allocation of such increase, the Increase Effective Date and revised Pro Rata Shares.
6.5.5 As a condition precedent to such increase, the Companies shall deliver to the Administrative Agent:
(a) an Officer’s Certificate dated as of the Increase Effective Date (i) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Section 9 and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (B) no Unmatured Event of Default or Event of Default exists or shall result from such increase to the Revolving Commitment Amount;
(b) a Note for each Lender to the extent required to evidence the new or increased Commitment of such Lender;
(c) each Company’s (i) charter (or similar formation document), certified by the appropriate governmental authority; (ii) good standing certificates in its state of incorporation (or formation) and in each other state requested by the Administrative Agent; (iii) bylaws (or similar governing document); (iv) resolutions of its board of directors (or similar governing body) approving and authorizing the increase in the Revolving Commitment Amount; and (v) signature and incumbency certificates of its officers executing any of the Loan Documents (it being understood that the Administrative Agent and each Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein), all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification; and
(d) such other agreements and opinions of counsel as the Administrative Agent may reasonably request.
6.5.6 The Lenders (new or existing) shall accept an assignment from the existing Lenders, and the existing Lenders shall make an assignment to the new or existing Lender accepting a new or increased Commitment, of a direct or participation interest in each then outstanding Loan and Letter of Credit such that, after giving effect thereto, all Revolving Outstandings hereunder are held ratably by the Lenders in proportion to their respective Commitments. Assignments pursuant to the preceding sentence shall be made in exchange for the principal amount assigned plus accrued and unpaid interest and facility and letter of credit fees. The Companies shall make any payments under Section 8.4 resulting from such assignments.
6.5.7 This Section shall supersede any provisions in Section 7.5 or 15.1 to the contrary.”
     2. Representations and Warranties. To induce the Administrative Agent and the Lenders to execute this Amendment, each Company jointly and severally represents and warrants to the Administrative Agent and the Lenders as follows:
     (a) Each Company is in good standing under the laws of its jurisdiction of formation and in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect.
     (b) Each Company is duly authorized to execute and deliver this Amendment and is duly authorized to perform its obligations hereunder.
     (c) The execution, delivery and performance by the Companies of this Amendment do not and will not (i) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect), (ii) conflict with (A) any provision of law, (B) the charter, by-laws or other organizational documents of any Company or (C) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon any Company or any of its properties or (iii) require, or result in, the creation or imposition of any Lien on any asset of any Company.
     (d) This Amendment is the legal, valid and binding obligation of each Company, enforceable against such Company in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting enforceability of creditors’ rights generally and to general principals of equity.
     (e) The representations and warranties in the Loan Documents (including but not limited to Section 9 of the Credit Agreement) are true and correct in all material respects with the same effect as though made on and as of the date of this Amendment (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties were true and correct as of such earlier date).
     (f) Except as specifically waived in this Amendment, no Event of Default or Unmatured Event of Default has occurred and is continuing.
     3. Conditions to Effectiveness. The effectiveness of this Amendment is expressly conditioned upon delivering to the Administrative Agent this Amendment executed by each Company, the Administrative Agent and the Required Lenders. The date on which such event has occurred is the “Effective Date”.
     4. Affirmation. Except as specifically provided in this Amendment, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver or forbearance of any Unmatured Event of Default or Event of Default or any right, power or remedy of the Administrative Agent or any Lender under the Credit Agreement or any of the other Loan Documents, or constitute a consent, waiver or modification with respect to any provision of the Credit Agreement or any of the other Loan Documents, and the Company hereby fully ratifies and affirms each Loan Document to which it is a party. Reference in any of this Amendment, the Credit Agreement or any other Loan Document to the Credit Agreement shall be a reference to the Credit Agreement as modified hereby and as further amended, modified, restated, supplemented or extended from time to time. This Amendment shall constitute a Loan Document for purposes of the Credit Agreement and the other Loan Documents.
     5. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute one instrument. Delivery of an executed counterpart of this Amendment by facsimile shall be effective as delivery of an original counterpart.
     6. Headings. The headings and captions of this Amendment are for the purposes of reference only and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.
     7. Further Assurances. Each Company agrees to execute and deliver, or cause to be executed and delivered, in form and substance satisfactory to the Administrative Agent and the Lenders, such further documents, instruments, amendments and financing statements and to take such further action, as may be necessary from time to time to perfect and maintain the liens and security interests created by the Loan Documents.
     8. APPLICABLE LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS WITHOUT GIVING EFFECT TO ILLINOIS CHOICE OF LAW DOCTRINE.
     9. Acknowledgment. Each Company hereby waives, discharges and forever releases the Administrative Agent and each of the Lenders, and each of said Person’s employees, officers, directors, attorneys, stockholders and successors and assigns, from and of any and all claims, causes of action, allegations or assertions that either Company has or may have had at any time through (and including) the date of this Amendment, against any or all of the foregoing, regardless of whether any such claims, causes of action, allegations or assertions are known to either Company or whether any such claims, causes of action, allegations or assertions arose as a result of the Administrative Agent’s or any Lender’s actions or omissions in connection with the Credit Agreement, including any amendments or modifications thereto, or otherwise.
[signature pages follow]

     IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the day and year first above written.

AKORN, INC.

By:	/s/ Jeffrey A. Whitnell

Title:	Chief Financial Officer

AKORN (NEW JERSEY), INC.

By:	/s/ Jeffrey A. Whitnell

Title:	Chief Financial Officer

LASALLE BANK NATIONAL ASSOCIATION,
as Administrative Agent and Lender

By:	/s/ Patrick J. O’Toole

Title:	First Vice President